Exhibit 99.1

600 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland to Restate Financials to Correct Lease Accounting

SALT LAKE CITY, UTAH, March 7, 2006—Evans & Sutherland Computer Corporation (E&S®) (NASDAQ: ESCC) announced today that it will restate previously issued financial statements to correct its accounting for real property leases with rent escalation provisions. Under these leases, the company’s lease payments increase by a minimum fixed percentage over specific time periods. Historically, E&S accounted for leases by recording as an expense the actual lease payments made during each period. However, under U.S. generally accepted accounting principles, leases with fixed escalators should be expensed on a straight-line basis over the term of the lease.

As a result of its review of E&S’s lease accounting, the company’s audit committee concluded, upon the recommendation of management and with the concurrence of KPMG LLP, E&S’s independent registered public accounting firm, that certain previously filed financial statements should no longer be relied upon. E&S will restate its financial statements for the fiscal years ended December 31, 2003 and 2004, and for the interim quarterly periods in 2004 and 2005.

E&S will record an accrued lease liability as of December 31, 2002 of approximately $5.4 million, representing the cumulative difference between the straight-line amounts and actual expenses. The company’s rent expense will increase approximately $300,000 in 2003 and $200,000 in 2004. However, these additional expenses will be offset by gains of approximately $500,000 in 2003 and $800,000 in 2004, resulting from the reversal of a portion of the accrued lease liability for buildings sold during those years. For the first three quarters of 2005, the company’s rent expense will increase approximately $44,000 in each quarter. These changes do not affect E&S’s revenue or cash flow. All adjustments are preliminary and subject to change until audited results are released.

E&S notes that these corrections follow a reexamination of existing leases in connection with the preparation of the Company’s financial statements for the year ended December 31, 2005 and result from the application of accounting rules to complex agreements. They are not the result of new facts or information.

Although E&S’s decision to restate its financial statements arose from the need to correct its accounting for certain leases, the company has elected to correct at the same time other previously identified errors which were considered immaterial by the company and its auditors at the time they were first identified. These other adjustments have already been reflected in the company’s financial statements, but were generally recorded in subsequent periods when identified. The restatement will allocate such adjustments to the correct periods. E&S does not believe any of these changes are material to the company.

E&S produces professional hardware and software to create highly realistic visual images for military and commercial simulation, training, engineering, digital theater, and other applications throughout the world. Headquartered in Salt Lake City, Utah, the company employs approximately 275 professionals worldwide. Additional information is available at www.es.com.

This press release contains forward-looking statements that involve risks and uncertainties regarding Evans & Sutherland Computer Corporation’s restatement of its financial statements and results of operations for prior periods. Such statements are based on estimates, intentions, beliefs and assumptions, and include the estimates of the anticipated effects of the accounting changes on Evans & Sutherland Computer Corporation’s restatement of its financial statements and results of operations for such prior periods. While these estimates reflect E&S’s current expectations, there can be no assurance that further analysis of the relevant data and its audit by E&S’s independent registered public accounting firm will not result in differences from these expectations and, consequently, that the restated financial information will not be materially different from the estimates provided in this press release. These and other risks are detailed from time to time in E&S’s periodic reports that are filed with the Securities and Exchange Commission, including E&S’s annual report on Form 10-K for the fiscal year ended December 31, 2004 and its quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. E&S disclaims any obligation to update or revise any forward-looking statements as a result of developments occurring after the date of such statements except as required by law.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:
Lance Sessions
Evans & Sutherland
801-588-1654
lsession@es.com